EXHIBIT 99.1

NEWS Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contact:	Samuel B. Hay III
President and Chief Executive Officer
Main Street Banks
(770) 385-2424

MCDERMOTT RESIGNS AS MAIN STREET BANKS’ CFO

ATLANTA, January 18, 2005 — Main Street Banks, Inc. (Nasdaq:  MSBK) announced today that Robert D. McDermott has resigned his position as executive vice president and chief financial officer of the company.  McDermott has accepted a similar position with Seaside Financial, a bank holding company based in Orlando, Florida.

Main Street will immediately begin a search for McDermott’s replacement.  Referring to the departure, Samuel B. Hay III, president and chief executive officer, said, “We regret the loss of Bob McDermott, are grateful for his many contributions during his three years with us, and wish him well in his future endeavors.  As we conduct a search for his replacement, we are fortunate to have built significant management strength in our accounting, finance and risk management functions over the last few years.”

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities.  Main Street is the largest and highest performing community banking organization in the Atlanta metropolitan area.